EXHIBIT 10.71

AMENDMENT #2 TO AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amendment #2 to the Amended and Restated Severance Agreement is entered into by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and D. Mark Durcan, an individual and Employee of the Company, (the “Employee”), and is effective as of July 24, 2017.
WHEREAS, the Employee and the Company entered into a Severance Agreement effective July 8, 1996, which was restated on November 25, 1996, November 15, 2002 and November 15, 2007, as further amended from time-to-time (the “Amended and Restated Severance Agreement”);
WHEREAS, the Employee and the Company further entered into a Non-Competition Agreement dated November 25, 1996 (“Noncompete Agreement”); and
WHEREAS, the parties now wish to amend the Amended and Restated Severance Agreement as provided herein to: (i) incorporate and consolidate changes made to the Amended and Restated Severance Agreement from time-to-time, (ii) address certain additional advisory services to be provided to the Company, (iii) incorporate the updated Noncompete Agreement that will be executed contemporaneously with this amendment to the Amended and Restated Severance Agreement, (iv) fully address the scope of the Employees’ release of the Company; and (v) provide the Employee with additional benefits as consideration for his advisory services, entering into the updated Noncompete Agreement, and executing a release.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows:
1.    To incorporate the changes set forth in Amendment #1 to the Amended and Restated Severance Agreement, Exhibit 5(a)(i) of the Amended and Restated Severance Agreement is hereby amended in its entirety and restated as follows:

“(i) Base salary as of the date of the Officer’s Separation from Service paid biweekly on the Company’s normal payroll cycle as if the Officer had worked during the Transition Period, provided, however:

(A) if the Officer or the Company terminated the Officer’s status as an officer of the Company but not as an employee prior to the date of the Officer’s Separation from Service, then the base salary payable pursuant to this subsection during the Transition Period shall be the greater of (1) the Officer’s base salary in effect immediately prior to the Officer’s loss of officer status or (2) the Officer’s base salary as of the date of the Officer’s Separation from Service; and

(B) if as of the date of the Separation from Service the Officer’s base salary is subject to a temporary reduction in an effort to save costs, then the base salary payable pursuant to this subsection during the Transition Period shall be the Officer’s base salary immediately prior to such reduction.”

2.    Exhibit 5(a)(iv) of the Amended and Restated Severance Agreement is hereby amended in its entirety and restated as follows:

“(iv) With respect to restricted stock awards, the lapse of any “time-based” and/or “performance-based” restrictions at the same time and in the same amounts such restrictions would have lapsed, if at all, in accordance with the terms of the applicable stock plan if the Officer’s employment as an officer had continued during the Transition Period, provided, however, and for purposes of clarification, the parties agree that the Officer shall be entitled to the lapse of “performance based” restrictions hereunder if and only if the specified performance goal was achieved prior to or during the Transition Period and any required goal achievement certification for such performance goal has been made by the board of directors or a committee thereof.
Notwithstanding the foregoing, with respect to the “performance-based” requirements of the Officers’ performance unit awards issued for fiscal years 2016 and 2017, the number of performance units that shall become vested and converted to shares shall be determined by multiplying: (i) the number of units that would have been converted to shares based on the actual level of achievement of the specified performance goals for the performance period (as certified by the Company in accordance with the terms of the applicable award); by (ii) a fraction, the numerator of which is the number of days in the performance period preceding the date of the Officer’s Separation from Service and the denominator of which is the total number of days in the performance period; provided that if a Change in Control (as defined in the applicable award) occurs prior to the last day of a performance period and as result of the Change in Control the performance unit awards are paid out at target in connection with such Change in Control, the pro ration described herein will be multiplied by the Target Award (as defined in the applicable award). For purposes of clarity, in the event of the Officer’s death or Disability (as defined in the applicable award) after his Separation from Service, the pro ration provisions of this Agreement shall control the amount payable to the Officer with respect to the performance unit awards issued to the Officer for the 2016 and 2017 fiscal years.”
3.    Section 7 of the Amended and Restated Severance Agreement is hereby amended in its entirety and restated as follows:

“7.    RELEASE. No amount shall be payable to the Officer under Section 5(a) of this Agreement until the Officer signs, and does not revoke, a release of claims in favor of the Company, its affiliates and their respective officers and directors in the form attached hereto as Appendix A (the “Release”) during the Release Execution Period. For purposes of this Severance Agreement, the “Release Execution Period” shall be the 28-day period commencing on the date of the Officer’s Separation from Service. Further, upon the conclusion of the services contemplated under Section 10 of this Agreement, the Officer shall be required to reaffirm his release of the Company in order to receive the amounts contemplated under Section 5(a) of this Agreement payable after December 31, 2017. In the event that the Release Execution Period begins in one tax year and ends in the next tax year, any amount payable under this Agreement that constitutes non-qualified deferred compensation (within the meaning of Section 409A) will be paid on the later of (i) the last day of the Release Execution Period, (ii) if applicable, the delayed payment date described in Section 9, or (iii) the payment date otherwise set forth under this Agreement.”
4.    Section 10 is hereby added to the Amended and Restated Severance Agreement as follows:

“10.    CONTINUING SERVICES. In consideration of the benefits provided herein, the Officer agrees to continue to provide services to Micron from the date of the Officer’s Separation of Service through December 31, 2017. These services include but are not limited to acting as an advisor to the Company at industry association meetings, acting as a special advisor to the Company Board and current CEO, and further assisting the Company as deemed appropriate by the current CEO to facilitate organizational and strategic transitions as needed. Officer agrees during this advisory period to make himself available for up to 50 hours of services upon reasonable notice provided by the Company.
These services will be performed in the capacity of an independent contractor (and not as an employee). The Officer shall cease to be eligible to participate in the Company’s benefit programs as of the date of his Separation from Service in accordance with the terms of these benefit programs, notwithstanding the Officers continued services provided under this Section 10.”
5.    All references to Noncompete Agreement made in the Amended and Restated Severance Agreement shall mean that Executive Covenant Agreement that Employee will execute contemporaneously with this Amendment #2 to the Amended and Restated Severance Agreement, which form is attached hereto as Appendix B.

6.    In all other respects, the parties hereby ratify and reaffirm all other provisions of the Amended and Restated Severance Agreement.
Executed this 29 day of September, 2017.

/s/ D. Mark Durcan
Employee
Executed this 29 day of September, 2017.

/s/ April Arnzen
Micron Technology, Inc.